Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Teton Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	84-1482290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

410 Seventeenth Street, Suite 1850

Denver, CO 80202

(303) 565-4604

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Karl F. Arleth

President and Chief Executive Officer

Teton Energy Corporation

410 Seventeenth Street, Suite 1850

Denver, CO 80202

(303) 565-4604

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Danovitch, Esq.

Peter J. Gennuso, Esq.

Gersten Savage LLP

600 Lexington Avenue, 9th Floor

New York, New York 10022

(212) 752-9700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Stock, $0.001 par value, issuable upon exercise of warrants	4,919,031	$6.43	$31,629,369.33	$3,722.78

Common Stock, $0.001 par value, issuable upon conversion of Series A Convertible Preferred Stock	143,460	$6.43	$922,447.80	$108.57

Common Stock, $0.001 par value	3,095,647	$6.43	$19,905,010.21	$2,342.82
Total				$6,174.17

(1)

The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average high and low prices of Teton Energy Corporation’s common stock on October 13, 2005 as reported on the American Stock Exchange. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2005

PRELIMINARY PROSPECTUS

8,158,138 Shares

Teton Energy Corporation

Common Stock

We are registering our common stock for resale by the selling securityholders identified in this prospectus. Of the 8,158,138 shares of common stock, 4,919,031 shares are issuable upon exercise of warrants and 143,460 shares are issuable upon conversion of Series A Preferred Stock. We will not receive any of the proceeds from the sale of shares by the selling securityholders, however, we may receive up to approximately $25,976,417 if all of the warrants are exercised for cash.  Our common stock is listed on the American Stock Exchange under the symbol “TEC.” The closing sale price of our common stock, as reported on the American Stock Exchange on October 13, 2005 was $6.39.

The selling securityholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling securityholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October   , 2005

TABLE OF CONTENTS

THE COMPANY
RISK FACTORS
USE OF PROCEEDS
ISSUANCE OF SECURITIES TO SELLING SECURITYHOLDERS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN GET MORE INFORMATION

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,” “Company” and “our”, refer to Teton Energy Corporation, unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.  Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

Background

On June 28, 2005, the Company, after approval from the shareholders, changed its name from Teton Petroleum Company to Teton Energy Corporation.

The Company is an independent energy company engaged primarily in the development, production and marketing of natural gas and oil in North America.  We intend to increase shareholder value by profitably growing reserves and production, primarily through drilling operations.  We seek high quality exploration and development projects with potential for providing long-term drilling inventories that generate high returns.

The Company’s current operations are focused in the Rocky Mountain Region of the United States.  From its inception until 2004, the Company was primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia.  In July 2004, the Company’s shareholders voted to sell its Russian operations to the Company’s Russian partner. The sale, which was effective as of July 1, 2004 resulted in our reporting a gain of $13,087,000. The purchase price for our 35.30% interest in Goloil was $8,960,000 in cash, which was received during August 2004.  Goloil also repaid advances made by the Company to Goloil totaling $6,040,000.  The advances were made to Goloil by the Company to finance our 50% share of Goloil’s capital expenditures and bore interest at the rate of 8% per annum.  The gross proceeds of the two transactions to the Company totaled $15,000,000.

Beginning in July 2004 the Company has actively pursued opportunities in North America and abroad in order to redeploy the cash generated in the sale of its Goloil asset. The Company signed a binding Letter of Intent on December 17, 2004 and subsequently entered into a formal Purchase and Sale Agreement on January 10, 2005 with Apollo Energy, LLC and ATEC Energy Ventures, LLC to acquire certain undeveloped acreage in the Eastern Denver-Julesburg basin (“DJ”) located in Nebraska. During the second quarter of 2005 the Company closed, in three different tranches, on leasehold interests covering over 186,000 acres.  The properties carry a net revenue interest of approximately 82.3%.

The total purchase price paid for the acres was $2,890,744 in cash plus 412,962 in unregistered shares of common stock, valued at $631,000 and warrants to purchase 206,481 shares of common stock, exercisable at $1.75 per share for a period of three years with a fair value, using Black Scholes of $162,000 assuming a volatility of 82%, a risk free interest rate of 3.21% and $0 dividends.

On February 15, 2005, the Company signed a membership interest purchase agreement with PGR Partners, LLC (“PGR”) whereby the Company acquired 25% of the membership interest in Piceance Gas Resources, LLC, a Colorado limited liability company (“Piceance LLC”). Piceance LLC owns certain oil and gas rights and leasehold assets covering approximately 6,300 acres in the Piceance Basin in Western Colorado. The properties owned by Piceance LLC carry a net revenue interest of 78.75%.

The purchase price for the membership interest in Piceance LLC was $5.25 million in cash, the issuance of 450,000 unregistered shares of the Company’s common stock, which had a fair market value of $837,000, and the issuance of warrants to purchase 200,000 shares of our common stock, exercisable for a period of five years at an exercise price of $2.00 per share. Assuming a volatility of 85%, a risk free interest rate of 3.71% and $0 dividends, the warrants had a fair value, using the Black Scholes method of valuation, of $252,000 at the date of issuance.

Recent Events

The Company is actively evaluating the hydrocarbon potential on its DJ Basin acreage by acquiring and reprocessing existing 2D seismic lines.  The Company’s plans include drilling five exploratory wells in 2006.  The Company is continuing to evaluate operational options in order to mitigate exploration risk with respect to the DJ Basin acreage.

As of October 7, 2005, Piceance LLC has drilled two wells, each of which are currently producing 1.4mmcf per day (gross).  Production from both wells continues to be constrained.  Both wells have been flowing to gas sales lines since July 28, 2005.  Piceance LLC commenced drilling the next well, the Chevron 34B-13, on September 25, 2005, and the Chevron 6-43D on October 10, 2005. These two wells are the third and fourth wells of an eight well program.

On October 6, 2005, in connection with H. Howard Cooper’s resignation as a director of the Company, Mr. H. Howard Cooper’s existing consulting agreement with the Company was replaced with a severance agreement.  The severance agreement provides that Mr. Cooper will receive a severance benefit equal to one-year’s salary ($200,000), paid monthly.  This severance benefit will end on the earlier of September 30, 2006, or upon Mr. Cooper’s accepting reasonably equivalent employment with another company during the severance period, or in the event Mr. Cooper is in material breach with the terms of the severance agreement, or in the event that the Company’s board unanimously adopts a resolution that he is in material breach of this agreement.  The severance agreement also grants Mr. Cooper certain rights with respect to the registration of shares underlying certain options or warrants held by Mr. Cooper pursuant to various compensation programs.  The severance agreement also contains certain restrictions on Mr. Cooper’s ability to sell shares held by him in order to protect the price of the Company’s stock.

On September 23, 2005, the Company notified holders of its Series A Preferred Stock and its Series B Preferred stock (together the “Preferred Stock”) regarding the Company’s right to convert the Preferred Stock into the Company’s Common Stock as provided in the respective certificates of designation once the Company’s common stock had averaged $6.00 per share for a period of 30 days.  This automatic conversion was effective as of September 30, 2005.

On September 22, 2005, the Company’s board of directors appointed William K. White to the Company’s board of directors effective immediately.  Mr. White will serve on the Audit Committee and Compensation Committee of the Company’s board of directors.

Business Strategy

The Company’s objective is to expand its natural gas and oil reserves, production and revenues through a strategy that includes the following key elements:

Initiate drilling operations.  With the acquisition of the Piceance acreage, the Company has commenced drilling operations beginning in the second quarter of 2005.  Piceance LLC’s business plan for 2005 includes drilling a minimum of eight wells, two of which have been successfully drilled and two of which are currently being drilled. Piceance LLC is the operator of record in our Piceance Basin Project, with Orion Energy Partners, which owns a 50% interest in Piceance LLC and acts as a contract operator.  Teton owns a 25% interest in Piceance LLC and Delta Petroleum owns the remaining 25%.  Teton may operate in other areas.  The Company understands that there is significant competition for the acquisition of producing properties and therefore growing the Company through drilling opportunities is essential.

Acquire producing properties.  The Company’s acquisition efforts are also focused on properties that fit well within existing operations or in areas where the Company is establishing new operations or where it believes that a base of existing production will produce an adequate foundation for economies of scale necessary to grow a business within a geography or business segment.

Make core area acquisitions.  The Company and its key executives have operated both within the United States and internationally.  The Company believes that its international experience provides it with a significant competitive edge relative to similarly situated organizations that tend to remain localized in their operations and focus.  The Company believes that geographic diversification provides the ultimate hedge to being able operate an energy concern during the peaks and troughs of the energy business cycle.

Reduce risks inherent in oil and natural gas development and marketing.  An integral part of the Company’s strategy has been and will continue to be to concentrate on development drilling and/or the drilling of extensional step out wells that are inherently less risky than drilling new field wildcat wells in frontier basins.

Pursuit of Selective Complementary Acquisitions.  We seek to acquire long-lived producing properties with a high degree of operating control, or operators that are known to be competent in the area,  that contain opportunities to profitably increase natural gas and crude oil reserves booked by the Company.

Our 2005 strategy is to focus on a disciplined approach to investment that balances our drilling effort between exploration opportunities, along with the complimentary acquisition of producing properties.

Governmental Regulation

The Company’s business and the oil and natural gas industry in general are heavily regulated.  The availability of a ready market for natural gas production depends on several factors beyond the Company’s control.  These factors include regulation of natural gas production, federal and state regulations governing environmental quality and pollution control, the amount of natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels.  State and federal regulations generally are intended to prevent waste of natural gas, protect rights to produce natural gas between owners in a common reservoir and control contamination of the environment.  Pipelines are subject to the jurisdiction of various federal, state, and local agencies.

The Company believes that it is in substantial compliance with such statutes, rules, regulations and governmental orders, although there can be no assurance that this is or will remain the case.  Failure to comply with such laws and regulations can result in substantial penalties.  The regulatory burden on the industry increases our cost of doing business and affects our profitability.  Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

The following discussion of the regulation of the United States natural gas industry is not intended to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which the Company’s operations may be subject.

Regulation of Oil and Natural Gas Exploration and Production

The Company’s oil and natural gas operations are subject to various types of regulation at the federal, state and local levels.  Prior to commencing drilling activities for a well, the Company  (or its operating subsidiaries, operating entities or operating partners) must procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies in the state in which the area to be drilled is located.  Such permits and approvals include those for the drilling of wells, and such regulation includes maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations.  The Company’s operations are also subject to various conservation laws and regulations.  These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of natural gas properties.  In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases.  In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold.  In addition, state conservation laws may establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production.

The effect of these regulations may limit the amount of oil and natural gas the Company can produce from its wells and may limit the number of wells or the locations at which the Company can drill.  The regulatory burden on the oil and natural gas industry increases the Company’s costs of doing business and, consequently, affects its profitability.  Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

Natural Gas Marketing, Gathering, and Transportation

Federal legislation and regulatory controls have historically affected the price of the natural gas and the manner in which production is transported and marketed.  Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission (“FERC”) regulates the interstate sale for resale of natural gas and the transportation of natural gas in interstate commerce, although facilities used in the production or gathering of natural gas in interstate commerce are generally exempted from FERC jurisdiction.  Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated natural gas prices for all “first sales” of natural gas, which definition covers all sales of our own production.  In addition, as part of the broad industry restructuring initiatives described below, FERC has granted to all producers such as us a “blanket certificate of public convenience and necessity” authorizing the sale of gas for resale without further FERC approvals.  As a result, all natural gas that we produce in the future may now be sold at market prices, subject to the terms of any private contracts that may be in effect.

Natural gas sales prices nevertheless continue to be affected by intrastate and interstate gas transportation regulation, because the prices that companies such as ours receive for our production are affected by the cost of transporting the gas to the consuming market.  Through a series of comprehensive rulemakings, beginning with Order No.436 in 1985 and continuing through Order No.636 in 1992 and Order No.637 in 2000, FERC has adopted regulatory changes that have significantly altered the transportation and marketing of natural gas.  These changes were intended by FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters, and by increasing the transparency of pricing for pipeline services.  FERC has also developed rules governing the relationship of the pipelines with their marketing affiliates, and implemented standards relating to the use of electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis.

In light of these statutory and regulatory changes, most pipelines have divested their gas sales functions to marketing affiliates, which operate separately from the transporter and in direct competition with all other merchants, and most pipelines have also implemented the large-scale divestiture of their gas gathering facilities to affiliated or non-affiliated companies.  Interstate pipelines thus now generally provide unbundled, open and nondiscriminatory transportation and transportation-related services to producers, gas marketing companies, local distribution companies, industrial end users and other customers seeking such services.  Sellers and buyers of gas have gained direct access to the particular pipeline services they need, and are better able to conduct business with a larger number of counterparties.

Environmental Regulations

The Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  Public interest in the protection of the environment has increased dramatically in recent years.  The trend of more expansive and stricter environmental legislation and regulations could continue.  To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the natural gas industry in general, the business and prospects of the Company could be adversely affected.

The nature of the Company’s business operations results in the generation of wastes that may be subject to the Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes.  The U.S. Environmental Protection Agency (“EPA”) and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes.  Furthermore, certain wastes generated by the Company’s operations that are currently exempt from treatment as “hazardous wastes” may in the future be designated as “hazardous wastes,” and therefore be subject to more rigorous and costly operating and disposal requirements.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment.  These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred.  Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies.  It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment.  Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as “hazardous substances” under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA.  State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on our business.

In August 2005, the Energy Policy Act of 2005 was enacted (the “Energy Act”).  The Energy Act contains certain provisions that facilitate oil and gas leasing and permitting on Federal lands.  The Energy Act also provides for certain incentives for oil and gas productions.

Stricter standards in environmental legislation may be imposed on the industry in the future.  For instance, legislation has been proposed in Congress from time to time that would reclassify certain exploration and production wastes as “hazardous wastes” and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions.  If such legislation were to be enacted, it could have a significant impact on our operating costs, as well as on the industry in general.  Compliance with environmental requirements generally could have a materially adverse effect upon our capital expenditures, earnings or competitive position.

The Company’s operations may be subject to the Clean Air Act (“CAA”) and comparable state and local requirements.  Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company.  The EPA and states have been developing regulations to implement these requirements.  The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

The Federal Water Pollution Control Act (FWPCA or Clean Water Act) and resulting regulations, which are implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States.  Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies.  However, regulatory agencies could require us to cease construction or operation of certain facilities that are the source of water discharges.

Our operations are subject to local, state and federal laws and regulations to control emissions from sources of air pollution.  Payment of fines and correction of any identified deficiencies generally resolve penalties for failure to comply strictly with air regulations or permits.  Regulatory agencies could also require us to cease construction or operation of certain facilities that are air emission sources.  We believe that we substantially comply with the emission standards under local, state, and federal laws and regulations.

Operating Hazards and Insurance

The Company’s exploration and production operations include a variety of operating risks, including the risk of fire, explosions, blowouts, craterings, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as gas leaks, ruptures and discharges of toxic gas, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  The Company’s pipeline, gathering and distribution operations are subject to the many hazards inherent in the natural gas industry.  These hazards include damage to wells, pipelines and other related equipment, and surrounding properties caused by hurricanes, floods, fires and other acts of God, inadvertent damage from construction equipment, leakage of natural gas and other hydrocarbons, fires and explosions and other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

Any significant problems related to its facilities could adversely affect the Company’s ability to conduct its operations.  In accordance with customary industry practice, the Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability.  The occurrence of a significant event not fully insured against could materially adversely affect the Company’s operations and financial condition.  The Company cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all.

Our principal executive offices are located at 410 Seventeenth Street, Suite 1850.  Our main telephone number is (303) 565-4600.  We maintain a website at www.teton-energy.com.  Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock or to exercise your warrants, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

Risks Related to our Business

We have incurred significant losses. We expect future losses and we may never become profitable.

We have incurred significant losses in the past. The Company incurred net losses from continuing operations for the years ended December 31, 2004, 2003 and 2002 of $5,193,281, $4,036,164 and $10,191,307, respectively. In addition, we had an accumulated deficit of $20,467,277 at December 31, 2004. Net loss for the six months ending June 30, 2005 was $2,300,200, resulting in an accumulated deficit of $22,767,477 at June 30, 2005. We may fail to achieve significant revenues or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we are unable to obtain additional funding our business operations will be harmed.

We believe that our current cash position will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2005 but anticipate a funding shortfall by mid-year 2006.  Although we may receive approximately $25,976,417 from the exercise of warrants described in this prospectus, the Company has no way of estimating the ultimate amount that it will receive from the exercise of the warrants.  Also, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy.

Our business depends on the level of activity in the oil and gas industry, which is significantly affected by volatile energy prices.

Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic and weather related factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

• worldwide demand for oil and gas;

• the ability of the Organization of Petroleum Exporting Countries, commonly called “OPEC,” to set and maintain production levels and pricing;

• the level of production in non-OPEC countries;

• the policies of the various governments regarding exploration and development of their oil and gas reserves;

• advances in exploration and development technology;

• the political environment surrounding the production of oil and gas;

• level of consumer product demand; and

• the price and availability of alternative fuels.

Our business involves numerous operating hazards.

Our operations are subject to certain hazards inherent in drilling for oil or natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by other oil and gas companies.

Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

Substantially all of our producing properties are located in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

Our operations are focused on the Rocky Mountain region, which means our producing properties are geographically concentrated in that area.  As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of natural gas produced from the wells in these basins.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources.  Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis.  These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  In addition, these companies may have a greater liability to continue exploration activities during periods of low oil and natural gas market prices.  Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position.  Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Generally accepted accounting principles require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of the prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have material adverse effect on our results of operations in the periods taken.

Governmental laws and regulations may add to our costs or limit our drilling activity.

Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and natural gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.  Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including assessment of natural resource damage.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this Form S-3 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

• discuss our future expectations;

• contain projections of our future results of operations or of our financial condition; and

• state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition (See Cautionary Note Regarding Forward-Looking Statements on page 11).

Risks Relating To Our Common Stock

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities.  The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.  In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•                  actual or anticipated quarterly variations in our operating results;

•                  changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•                  announcements relating to our business or the business of our competitors;

•                  conditions generally affecting the oil and natural gas industry;

•                  the success of our operating strategy; and

•                  the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock.  If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the public offering price.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.  In addition, the stock markets in general can experience considerable price and volume fluctuations.

Future sales of our common stock may cause stock price to decline.

Sales of substantial amounts of our common stock in the public market, including the shares offered by the selling securityholders pursuant to this prospectus, or the perception that these sales may occur, could cause the market price of our common stock to decline.  In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

As of October 7, 2005, we had 11,145,130 shares of common stock outstanding, excluding stock options. Of these shares, 7,537,701 are freely tradeable.  In addition, the remaining outstanding shares are restricted and may be sold in accordance with the provisions of Rule 144.

Our directors and executive officers beneficially own approximately 21.36% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.

As of October 7, 2005, our executive officers, directors and affiliated persons beneficially own approximately 21.36% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

• elect or defeat the election of our directors;

• amend or prevent amendment of our articles of incorporation or bylaws;

• effect or prevent a merger, sale of assets or other corporate transaction; and

• control the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to this prospectus

The sale of our common stock pursuant to this prospectus may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•                  business strategy;

•                  identified drilling locations;

•                  exploration and development drilling prospects, inventories, projects and programs;

•                  natural gas and oil reserves;

•                  ability to obtain permits and governmental approvals;

•                  technology;

•                  financial strategy;

•                  realized oil and natural gas prices;

•                  productions;

•                  lease operating expenses, general and administrative costs and funding and development costs;

•                  future operating results; and

•                  plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements.  These forward-looking statements may be found in the “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, and other sections of the prospectus.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target”, “seek”, “objective”, or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are based largely on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be in accurate.  All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus.  All forward-looking statements speak only as of the date of this prospectus.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders. An aggregate of 4,919,031 shares of common stock offered by this prospectus are issuable only upon the exercise of stock purchase warrants by the selling securityholders. Upon exercise of the stock purchase warrants we could receive cash proceeds of up to approximately $25,976,417. There can be no assurance any of these warrants will be exercised by the selling securityholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the stock purchase warrants.

ISSUANCE OF SECURITIES TO SELLING SECURITYHOLDERS

We conducted various private placements between July 2001 and November 2003, with certain of the selling securityholders named in the table of “selling securityholders.”  These selling securityholders paid us an aggregate of $20,926,119 in gross proceeds. After fees paid to consultants and/or placement agents in connection with the various financings, the Company received, in the aggregate, net proceeds of approximately $19,387,916. In addition, each of the selling securityholders represented that it qualified as an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933.

As of October 11, 2005, approximately 705,070 shares of common stock have been issued upon exercise of warrants.  We have also issued to various consultants named in the table as selling securityholders warrants exercisable into 493,839 shares of common stock.  These warrants were issued in consideration for services rendered.  We have issued warrants in connection with our acquisitions of the membership interests in Piceance Gas Resources, LLC, the Piceance Basin project and 186,000 acres in the Denver Julesburg (“DJ”) Basin exercisable into 25,312 and 181,937, shares of our common stock, respectively.  Approximately 174,688 and 24,544 shares of common stock have been issued upon exercise of warrants issued in connection with the Piceance Basin Project and the Apollo Acquisitions, respectively.  We have also issued an aggregate of 3,095,647 restricted shares of our common stock and Series A Preferred Stock Convertible into 143,460 shares of our common stock.

SELLING SECURITYHOLDERS

We are registering for resale certain shares of our common stock.

The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors.

Except as provided below, none of the selling securityholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Each of the selling securityholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any plans to dispose of those shares.

	Number of		Number of Shares
	Shares Beneficially	Numbered of	Beneficially
	Owned	Shares	Owned After
Name of Shareholder	Prior to the Offering(1)(2)	Offered	the Offering

Annear, Robert & Julie L.	1,112	1,112	0
Bowman, McLean	11,112	11,112	0
de Compiegne Property Company			0
No. 20, Ltd., (3)	11,112	11,112	0
Dorn, Brian B.	5,556	5,556	0
Dorn, Dale H. and Jean F.	11,112	11,112	0
Gelb, Bruce S.	11,112	11,112	0
Gelb, Richard L.	11,112	11,112	0
Gresham Sarl	11,112	11,112	0
Oswald, Kelly	1,112	1,112	0
Oswald, Louis A. Jr.	445	445	0
Oswald, Louis III IRA	6,000	6,000	0
Oswald, Louis III IRA	3,584	3,584	0
Stott, Donald B.	16,890	16,890	0
Tongue River Royalties	2,500	2,500	0
Welshimer, Ken	4,445	4,445	0
Arleth, Karl F. Stock to: Salomon Smith			0
Barney, Custodian for the IRA of Karl			0
F. Arleth*	22,223	22,223	0
Farina, John R.	445	445	0
Hartmann, Dan J.	2,223	2,223	0
Taylor, Jerry W.	1,112	1,112	0
Thomas, John B.	445	445	0
Conroy & Co. (4)	56,956	56,956	0
Haskell, John	7,778	7,778	0
Hindi, Adel H.	3,000	3,000	0
Axelson, Keith and Mary	1,112	1,112	0
Axelson, William and Nancy	1,112	1,112	0
Bailey, Robert F.	8,334	8,334	0
Bailey, C.R.	4,167	4,167	0
Bendure Investments (5)	22,223	22,223	0
NBCN Clearing Inc., ITF Brownstone Resources (34)	41,667	41,667	0
Campbell, Alex B.	1,667	1,667	0
Edwards, Duke	4,167	4,167	0
Eicher, Margot	459	459	0
Flynn, William A. & Magan S.	3,334	3,334	0
Haskell, Henry D.	11,250	11,250	0
Haskell, Wyatt	11,112	11,112	0
Historic Charleston Apartments	1,112	1,112	0
Hopkins, Francis D.	649	649	0
Hopkins, Michael F.	459	459	0
Lambert, Tim and Lindsay	1,112	1,112	0
Lawson, Thomas D. and Sheila K.	3,334	3,334	0
McFall, Margaret Ann and James Dale	2,223	2,223	0
Woodcock, James J.*	117,955	117,955	0
1313366 Ontario Inc.	8,334	8,334	0
Musgrave Investments, Ltd.(43)	12,485	12,485	0
Daniel H. Yergin	8,334	8,334	0
Richard Elder	33,334	33,334	0
Mrs. Lee M. Wheeler	8,334	8,334	0
Hare & Co.	80,000	80,000	0
Barfield Nominees A/C 12239 (6)	76,667	76,667	0
Eaton Vance Emerald Emerging Markets Fund	9,167	9,167	0
Alfred John Knapp, Jr. SEP			0
c/o Citizens National Bank			0
Custodian	23,334	23,334	0
Charles Cannon Brookes	5,000	5,000	0
Rachael Krutchkoff	6,667	6,667	0
Carol Press	2,084	2,084	0
Lynda Yablon	2,084	2,084	0
Avanti Resources, Ltd. (7)	2,084	2,084	0
Malto Investments, LLC (7)	8,334	8,334	0
Builders (Int’l) Limited (8)	16,667	16,667	0
Snapper Inc.(9)	68,167	68,167	0
Strategic Partners Ltd. (12)	50,000	50,000	0
Paul Birmingham	3,334	3,334	0
Advisory Group (10)	46,667	46,667	0
Christopher Vujnovich	10,000	10,000	0
Testori, Gian Carlo	3,334	3,334	0
William Ritger	25,000	25,000	0
Richard Lamb	33,334	33,334	0
Pershing Keen Nominees Limited A/C AGCLT (11)	25,000	25,000	0
Cedric Middleton	1,666	1,666	0
Gillian Kane*	702	702	0
Carlo Canal	25,000	25,000	0
Richard and Dianne Kane	334	334	0
Andrew P. Echtermeyer	3,334	3,334	0
Andrew Deitz	1,667	1,667	0
Palm Beach Overseas Investment Limited (12)	183,114	183,114	0
Lee M. Wheeler	8,334	8,334	0
David Reitz	1,667	1,667	0
Malto Investments, LLC (7)	8,334	8,334	0
Regency Resources, Inc. (7)	8,334	8,334	0
Garrett R. Bowden	1,667	1,667	0
S. Lee Bowden	1,667	1,667	0
Paul Birmingham	3,334	3,334	0
Shirley L. Shanker	834	834	0
Lillian C. Leiva	3,334	3,334	0
Ronald Weslosky	757	757	0
CGT Management, Ltd.	100,000	100,000	0
UFG Tradewinds Russia Value Fund, LLC (13)	16,667	16,667	0
Carole Hall	8,334	8,334	0
Sapphire	33,334	33,334	0
Carlo Canal	8,334	8,334	0
Andrew W. Coulton	3,334	3,334	0
CGT Management, Ltd.	66,667	66,667	0
BTR Global Arbitrage Trading Limited	83,334	83,334	0
BTR Global Opportunity Trading Limited	16,667	16,667	0
Andrew W. Cumming	33,334	33,334	0
Tradewinds Offshore Fund (13)	113,334	113,334	0
Jim Kirby	6,667	6,667	0
P. Richard Restall	16,667	16,667	0
Gunnar C. Askeland	3,334	3,334	0
Andrew Deitz	3,334	3,334	0
Strategic Partners Ltd. (12)	50,000	50,000	0
Barry Skolnick	8,334	8,334	0
Janine C. Lederman	16,667	16,667	0
Sagi Genger	8,334	8,334	0
Third Millennium Fund (14)	166,667	166,667	0
Laurent Cohen	10,000	10,000	0
Eurofinance, Inc. (15)	293,967	293,967	0
Shemano Group (16)	77,203	77,203	0
Mark Lamb	2,880	2,880	0
Scott Cacchione	2,880	2,880	0
Veronica McCarthy	2,250	2,250	0
Linvar Enterprises (12)	60,959	60,959	0
Millennium Global High Yield Fund Limited	200,000	200,000	0
Elm City Industrial (35)	10,000	10,000	0
Steven DiCapua	10,000	10,000	0
Joseph E. Luzzi	10,000	10,000	0
Fred Ehrman	50,000	50,000	0
Pictet Private Equity	50,001	50,001	0
Mahler & Emerson Inc. (17)	10,005	10,005	0
Igor Effimoff	1,657	1,657	0
B of A Securities Thomas Akin	43,500	43,500	0
Talkot Crossover Fund LP (32)	174,000	174,000	0
Thomas B. Akin	87,000	87,000	0
Tradewinds Debt Strategies Fund (13)	30,000	30,000	0
Tradewinds Russia Value Fund (13)	20,000	20,000	0
Tradewinds Russia Value Fund (13)	15,000	15,000	0
Global Undervalued Securities Master Fund (18)	80,040	80,040	0
Daniel H. Yergin	15,000	15,000	0
Porter Partners LP (19)	50,025	50,025	0
EDJ Limited (19)	20,010	20,010	0
RFJM Partners LLC (20)	49,999	49,999	0
The Leopard-Alliance Company Ltd. (22)	200,000	200,000	0
Baystar Capital II LP (31)	33,929	33,929	0
SDS Capital Group SPC Ltd. (21)	66,071	66,071	0
Brill Securities (36)	20,000	20,000	0
Lawrence Berk (23)	20,000	20,000	0
Martin Lipper (24)	10,000	10,000	0
Amaranth LLC (25)	100,000	100,000	0
Columbia Marketing Ltd. (26)	10,440	10,440	0
Management Partners AG(26)	4,350	4,350	0
Berkin Business SA(26)	21,750	21,750	0
Gudrun Eiz(26)	8,700	8,700	0
Kurt Freimann(26)	8,700	8,700	0
EPM Holding AG(26)	43,500	43,500	0
Enza Vitiello	21,750	21,750	0
Edward and Edna Elbaor	4,000	4,000	0
Adams Select Fund LP (27)	32,000	32,000	0
Conestoga Partners Holdings LP (27)	8,000	8,000	0
AMPM Enterprises (33)	41,667	41,667	0
Clay, IV George W	2,223	2,223	0
ROI Group Associates Inc. (24)	8,401	8,401	0
Goldman Sachs Securities Nominees	30,000	30,000	0
Nebann Group (28)	4,000	4,000	0
Elk Creek Energy (29)	25,312	25,312	0
Oswald, Louis & Crystal	33,747	33,747	0
Gilmore, Larry	7,499	7,499	0
Weller, Steven & Toni	115,130	115,130	0
Weller, Charles & Eva	6,059	6,059	0
Oswald, Louis & Crystal	9,966	9,966	0
Gilmore, Larry	2,215	2,215	0
Adams Market Neutral Fund (27)	40,000	40,000	0
Lambrich, Patricia	1,500	1,500	0
Oswald, Louis & Crystal	4,763	4,763	0
Gilmore, Larry	1,058	1,058	0
EPM AG (26)	17,400	17,400	0
UFG Tradewinds Debt Strategies Fund (13)	25,000	25,000	0
Judith Douglas	2,084	2,084	0
Howard Cooper**	458,335	458,335	0

	Number of		Number of Shares
	Shares Beneficially	Numbered of	Beneficially
	Owned	Shares	Owned After
Name of Shareholder	Prior to the Offering(1)(2)	Offered	the Offering

Igor Effimoff	35,186	35,186	0
Ilia Gurevich	6,050	6,050	0
Karl Arleth*	90,742	90,742	0
Salomon Smith Barney Cust The Ira Of Karl F Arleth*	22,223	22,223	0
Salomon Smith Barney Tr The Ira Of Karl F Arleth*	18,891	18,891	0
Lynne M Baalman And Mark E Baalman	556	556	0
R F Bailey	21,464	21,464	0
Valeri Begouleva & Tatiana Begouleva Jt Ten	834	834	0
Michael R Block	1,899	1,899	0
Michael H Bloom	9	9	0
Richard K Bloom	25	25	0
Peter G Campbell	8	8	0
James Cleaver	7,522	7,522	0
DL Family Limited Partnership	1,728	1,728	0
John C Dorn	38,852	38,852	0
Margot Eicher And Dennis Eicher	459	459	0
Energy Properties Limited Lp	1,728	1,728	0
Margaret Farrell	3,442	3,442	0
Bruce S Gelb	13,768	13,768	0
Global Undervalued Securities Master Fund Lp (18)	99,360	99,360	0
Dan J Hartmann	2,223	2,223	0
A H Hedden	936	936	0
Midhill A Wyoming Partnership Tr Fbo Susan E Heiss Ira	1,728	1,728	0
Midhill A Wyoming Partnership Tr Fbo William N Heiss	3,456	3,456	0
James Hendry	37	37	0
Adel H Hindi	3,000	3,000	0
Francis Hopkins And Jane Hopkins	649	649	0
Michael Francis Hopkins	1,952	1,952	0
Barnaby J Howard	7,595	7,595	0
Marilyn C Howard	5	5	0
John Hunzinger	4,824	4,824	0
Hy-Bon Engineering (37)	2,778	2,778	0
Gino Iannarella	21	21	0
Midhill A Wyoming Partnership Tr Fbo William N Heiss Roth Ira	1,728	1,728	0
Edward C Jelinski	1	1	0
Helen Konopaki	1	1	0
Tim Lambert And Lindsay Lambert	1,112	1,112	0
Gary Laughlin	834	834	0
Patrick R Laughlin	834	834	0
Phillip Laughlin	1,668	1,668	0
			0
Librion Group Inc	2,167	2,167	0
Dorothy Phyllis Macdonald	5	5	0
Geoffrey Charles Mathis	167	167	0
Lynn A Mcbride & Robert T J Mcbride Jt Ten	334	334	0
Robert S Mccullough	2	2	0
Jane Miller	1,224	1,224	0
Daniel Muse	167	167	0
Dr James Onobiono	4,167	4,167	0
Brent Alexander Oswald	762	762	0
Kelly V Oswald	4,917	4,917	0
Louis A Oswald Jr	1,967	1,967	0
Donald M Pierro	1,771	1,771	0
Harry Ptasynski And Nola Grace Ptasynski	2,160	2,160	0
J M C Ritchie	379	379	0
James P Rosenfield	18,356	18,356	0
Estate Of Leonard James Rutledge	1	1	0
Gresham Sarl	14,815	14,815	0
Candace G Taylor	760	760	0
Jerry W Taylor	1,112	1,112	0
John B Thomas	445	445	0
Tongue River Royalties	2,500	2,500	0
Volga Fixed Income Fund Lp (38)	37,708	37,708	0
Mark Wehde & Marilee Wehde Jt Ten	1,901	1,901	0
Ken M Welshimer	4,445	4,445	0
Ken W Welshimer And Theresa L Welshimer	3,733	3,733	0
Lyndon R Wentz	1,896	1,896	0
Christian Weyer	3,112	3,112	0
Pamela Williams	1	1	0
Wind River Resources Inc	1,728	1,728	0
C&J Industries Inc Pension Trust James J Woodcock And Claire K Woodcock Tr*	76,658	76,658	0
Daniel H Yergin	46,497	46,497	0
Alexey Yermolenko & Tatiana Yermolenko Jt Ten	834	834	0
Nbcn Clearing Inc Tr Jeffrey R Shotbolt	9,409	9,409	0
Henry S Krauss	826	826	0
Edward H Clayton & Joyce E Clayton Tr Edward H Clayton Trust Ua 12 04 89	834	834	0
Richard Kane & Dianne Kane Ten Com	368	368	0
Andrew P Echtermeyer	3,672	3,672	0
Garrett R Bowden	1,836	1,836	0
S Lee Bowden	1,836	1,836	0
Andrew W Coulton	3,672	3,672	0
Tradewinds Offshore Fund (13)	80,000	80,000	0
Third Millennium Russia Fund (14)	183,554	183,554	0
Unruh Properties Llc	355	355	0
Christopher M Woodside	4	4	0
Kurt H Eichenauer & Connie Jean Eichenauer Jt Ten	250	250	0
Bruce E Johnson & Sandra J Johnson Jt Ten	250	250	0
Mcdonald Investments Inc Cust Fbo Crystal H Oswald Ira Dtd 7-8-03	5,127	5,127	0
Mcdonald Investments Inc Cust Fbo Louis A Oswald Ira 6-19-03	14,046	14,046	0
Millennium Global High Yield Fund Limited	248,276	248,276	0
Mahler & Emerson Inc (17)	12,420	12,420	0
Igor Effimoff	2,057	2,057	0
North Sound Legacy Institutional Fund LLC (23)	92,034	92,034	0
North Sound Legacy Fund LLC (23)	5,586	5,586	0
North Sound Legacy International Limited (23)	69,517	69,517	0
Murdo Kemp	33	33	0
Goldman Sachs Securities Nominees	37,242	37,242	0
Nebann Group (28)	4,966	4,966	0
Epm Holding Ag (26)	54,000	54,000	0
Kurt Freimann (26)	10,800	10,800	0
Berkin Business Sa (26)	27,000	27,000	0
4p Management Partners Ag (26)	5,400	5,400	0
Columbia Marketing Ltd (26)	12,960	12,960	0
Brill Securities (36)	1,500	1,500	0
Jesse L White	32,456	32,456	0
Dcd Dag Inc	10,000	10,000	0
Epm Ag (26)	21,600	21,600	0
Brian Stanford Hewson	1,795	1,795	0
Scc Inc	1,876	1,876	0
Sara Elisabeth Hause	850	850	0
Jacob Andrew Hause	850	850	0
Laura Ariel Hause	850	850	0
William T Kuzmas	1	1	0
John T Connor Jr*	15,164	15,164	0
Deutsche Bank Ag London	18,845	18,845	0
Brill Securities Inc (36)	1,500	1,500	0
Lawrence Berk	3,000	3,000	0
Martin Lipper	750	750	0
William G Muenz & Audrey M Muenz Tr Ua 07/06/90 Fbo William G & Audrey M Muenz Living Trust	1,000	1,000	0
Martin Lipper & Florence Lipper Jt Ten	750	750	0
Hare And Co	18,837	18,837	0
Jerome A Eyer	527	527	0
Phyllis N Gelb	13,768	13,768	0
Elk Creek Energy LLC (29)	56,953	56,953	0
Blue & Gray Resources Inc (30)	84,500	84,500	0
Focus Energy LLC (41)	99,430	99,430	0
Castle Rock Resources II LLC (39)	99,430	99,430	0
Jonah Gas Company LLC (40)	284,375	284,375	0
Leo F Simonini	2,000	2,000	0
Joseph M Sack	350	350	0
Louis A Oswald III & Crystal H Oswald Jt Ten	96,953	96,953	0
Lynn A Mcbride & Robert T J Mcbride Jt Ten	32,651	32,651	0
Larry Gilmore	21,545	21,545	0
Steven W Weller & Toni L Weller Ten Com	230,260	230,260	0
Charles F Weller & Eva Charlene Weller Ten Com	12,120	12,120	0
Patricia L Lambrich	3,000	3,000	0
William R Schoen	3,000	3,000	0
Richard A Parker	4,500	4,500	0
			0
Samuel David Clay	1,112	1,112	0
Adams Market Neutral Fund	40,000	40,000	0
Global Undervalued Securities Master Fund (18)	333,334	333,334	0
Francis D. Hopkins	500	500	0
Christian Weyer	11,112	11,112	0
George W. and Margaret E. Clay	1,334	1,334	0
John Hunzinger	1,112	1,112	0
Michael Hopkins	334	334	0
James Rosenfield	16,667	16,667	0
North Sound Legacy International Fund (23)	56,000	56,000	0
Lawrence C. McQuade	22,989	22,989	0
TPR Investment Associates, Inc. (42)	23,000	23,000	0
Volga Fund LP (38)	45,977	45,977	0
Wyatt Haskell	40,000	40,000	0
R.F. Bailey	5,747	5,747	0
C.R. Bailey	5,747	5,747	0

Total	8,158,138	8,158,138

* The following selling securityholders are employed by the Company: Mr. Karl F. Arleth is the President, Chief Executive Officer and a Director; Mr. James J. Woodcock is the Chairman and a Director; Ms. Gillian Kane is the Vice President of Investor Relations; and Mr. John T. Connor is a Director.

** Mr. H. Howard Cooper resigned from the Company on February 22, 2005.  He was the Executive Chairman of the Company.

(1) Unless otherwise indicated, the selling securityholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) The Company has been advised that Mr. Henri de Campiegne has dispositive and voting authority over the shares.

(4) The Company has been advised that Tom or Mary Conroy have the dispositive and voting authority over the shares.  Mr. Tom Conroy is a Director of the Company.

(5) The Company has been advised that Mr. John Haskell has dispositive and voting authority over the shares.

(6) The Company has been advised that Ms. Louisa Molinari, Sarah Wright, Kelly Vaudin, Steven Mahy and Lynn Naffel have the dispositive and voting authority over the shares.

(7) The Company has been advised that Mr. Jeffrey Furman has dispositive and voting authority over the shares.

(8) The Company has been advised that Mr. Clive Needham has dispositive and voting authority over the shares.

(9) The Company has been advised that Mr. Edward Svoboda has dispositive and voting authority over the shares.

(10) The Company has been advised that Mr. Robert Kennedy has dispositive and voting authority over the shares.

(11) The Company has been advised that Mr. Charles Cannon Brooks has dispositive and voting authority over the shares.

(12) The Company has been advised that Mr. Tal Schibler has dispositive and voting authority over the shares.

(13) The Company has been advised that Mr. Scott Peters has dispositive and voting authority over the shares.

(14) The Company has been advised that Mr. John Connor has dispositive and voting authority over the shares.  Mr. John Connor is a Director of the Company.

(15) The Company has been advised that Mr. Mark Kesselman has dispositive and voting authority over the shares.

(16) The Company has been advised that Mr. Gary Shemano has dispositive and voting authority over the shares.

(17) The Company has been advised that Mr. Herbert Mahler has dispositive and voting authority over the shares.

(18) The Company has been advised that Mr. John Kleinheinz has the dispositive and voting authority over the shares.

(19) The Company has been advised that Mr. Jeffrey Porter has dispositive and voting authority over the shares.

(20) The Company has been advised that Mr. Jeffrey Markowitz has dispositive and voting authority over the shares.

(21) The Company has been advised that Mr. Steve Derby has dispositive and voting authority over the shares.

(22) The Company has been advised that Mr. Tarek Obaid has dispositive and voting authority over the shares.

(23) The Company has been advised that North Sound Capital LLC ("North Sound Capital") may be deemed the beneficial owner of the shares.  North Sound Capital is the manager of North Sound Legacy Institutional Fund LLC, the investment advisor of North Sound Legacy International Ltd., and as such, North Sound Capital has voting and dispositive control with respect to the shares of common stock held thereby.  The ultimate managing member of North Sound Capital is Thomas McAuley.

(24) The Company has been advised that Mr. Robert Diordano has dispositive and voting authority over the shares.

(25) The Company has been advised that Mr. Joe Fioretta and Mr. Richard Friedman have dispositive and voting authority over the shares.

(26) The Company has been advised that Mr. Konrad Meyer has dispositive and voting authority over the shares.

(27) The Company has been advised that Mr. Pat Adams has dispositive and voting authority over the shares.

(28) The Company has been advised that Mr. Neil Baker has dispositive and voting authority over the shares.

(29) The Company has been advised that Mr. Keith Engler has dispositive and voting authority over the shares.

(30) The Company has been advised that Mr. Jeff Hefner has dispositive and voting authority over the shares.

(31) The Company has been advised that Mr. Leonard Goldfarb has dispositive and voting authority over the shares.

(32) The Company has been advised that Mr. Thomas Akin has dispositive and voting authority over the shares.

(33) The Company has been advised that Mr. Alan Helene has dispositive and voting authority over the shares.

(34) The Company has been advised that Ms. Tracy Matticks has dispositive and voting authority over the shares.

(35) The Company has been advised that Mr. Richard Cuomo has dispositive and voting authority over the shares.

(36) The Company has been advised that Mr. Robert B. Brown has dispositive and voting authority over the shares.

(37) The Company has been advised that Mr. Debra N. Woodcock has dispositive and voting authority over the shares.

(38) The Company has been advised that Mr. Steven Halliwell has dispositive and voting authority over the shares.

(39) The Company has been advised that Mr. Greg Vigil has dispositive and voting authority over the shares.

(40) The Company has been advised that Mr. John Martin has dispositive and voting authority over the shares.

(41) The Company has been advised that Mr. Lynn Belcher has dispositive and voting authority over the shares.

(42) The Company has been advised that Mr. Sagi Genger has dispositive and voting authority over the shares.

(43) The Company has been advised the Mr. Peter Grut has dispositive and voting authority over the shares.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling securityholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the Selling securityholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

Gersten Savage LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.  Gersten Savage owns 56,250 shares of the Company’s common stock and a member of the firm owns approximately 57,250 shares.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A as of and for the year ended December 31, 2004 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC on May 20, 2005;
•	Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC on May 9, 2005;
•	Annual Report on Form 10-K for the years ended December 31, 2004 filed with the SEC on March 31, 2005;
•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, and Form 10-Q for the quarter ended June 30, 2005;
•	Current Reports on Form 8-K or Form 8-K/A filed with the SEC on April 19, 2005, May 6, 2005, June 3, 2005, June 8, 2005, July 5, 2005, July 27, 2005, September 27, 2005 and October 7, 2005;
•

The description of our common stock set forth in our registration statement on Form S-8 (Registration No.: 333-112229, and any subsequent amendment or report filed for the purpose of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Teton Energy Corporation

410 Seventeenth Street, Suite 1850

Denver, Colorado 80202-4444

Attn: Ms. Gillian Kane

(303) 565-4600

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

8,158,138 Shares

Teton Energy Corporation

Common Stock

TABLE OF CONTENTS

The Company
Risk Factors
Use of Proceeds
Issuance of Securities to Selling securityholders
Selling securityholders
Plan of Distribution
Legal Matters
Experts
Disclosure Regarding Forward-Looking Statements
Where You Can Get More Information

[                    ], 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                     Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$6,174
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Printing and miscellaneous expenses	$1,500
Total	$37,674

Item 15.                                     Indemnification of Directors and Officers.

The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 16.                                     Exhibits.

(a) Exhibits.

Exhibit
No.	Description

5.1	Opinion of Gersten Savage LLP*
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accountants *
23.3	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1).

*   Filed herewith

Item 17.                                     Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)  and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Teton Energy Corporation. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Teton Energy Corporation. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on October 14, 2005.

TETON ENERGY CORPORATION

By:	/s/ Karl F. Arleth
Karl F. Arleth
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karl F. Arleth, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Woodcock	Chairman and Director	October 14, 2005
James J. Woodcock

/s/ Karl F. Arleth	President, CEO and Director	October 14, 2005
Karl F. Arleth	(principal executive officer)

/s/ William K. White	Director	October 14, 2005
William K. White

/s/ Thomas F. Conroy	Director	October 14, 2005
Thomas F. Conroy

/s/ John Connor	Director	October 14, 2005
John Connor

/s/ Patrick A. Quinn	Chief Financial Officer	October 14, 2005
Patrick A. Quinn	(principal financial officer)

EXHIBIT INDEX

No.	Description

5.1	Opinion of Gersten Savage LLP*
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accountants *
23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1).

*  Filed herewith